                                                                   EXHIBIT 10.13



From: "Requests, Quote" (quote.requests@gartner.com)
To: "xtophe@simplex.com" (xtophe@simplex.com)
Subject: FW: FW: Request for Consent for use of Research data
Date: Mon, 29 Jan 2001 14:37:45-0500
X-Mailer: Internet Mail Service (5.52650.21)

Dear Christophe:

The following quotes have been approved for usage in the Simplex Solutions SEC filing. Please note the appropriate sourcing:

Quote #1:

Of this [ASIC/SoC] total market in North America, according to Dataquest, the percentage of chips manufactured at or below 0.18 micron will grow from less than 10% of all chips manufactured in 1999 to over 85% of all chips manufactured in 2004.

Gartner Dataquest, Table 6-3: "Marching Toward System-Level Integration Update". Brian Lewis. October 2000.

Quote #2:

According to Dataquest, 35% of integrated circuits manufactures in 2000 will incorporate geometries at or below 0.18 micron, with continuing adoption expected to grow to 85% by 2004. Dataquest also reports that in 1999, less than 3% of the engineers were doing designs with more than 10 million transistors, whereas it expects to see, by early 2002, the first introduction of 0.10 micron products that will house devices up to 600 million transistors (100 million gates).

Gartner Dataquest, Table 6-3 & Figure 6-7: "Marching Toward System-Level Integration Update". Brian Lewis. October 2000.

Regards and thank you,

Pamela A. Miranda
Quote Requests
Gartner
quote.requests@gartner.com
203.316.6178